Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-136394

$250,000,000

4.15% First and Refunding Mortgage Bonds, Series 2009B,

Due September 15, 2014

SUMMARY OF TERMS

Security:	4.15% First and Refunding Mortgage Bonds, Series 2009B, Due September 15, 2014

Issuer:	Southern California Edison Company

Principal Amount:	$250,000,000

Ratings of Securities:	A2/A/A+ (Moody’s / S&P/ Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	March 17, 2009

Settlement Date:	March 20, 2009 (T+3)

Maturity:	September 15, 2014

Benchmark US Treasury:	1.875% due February 28, 2014

Benchmark US Treasury Yield:	1.953%

Spread to Benchmark US Treasury:	+220 bps

Reoffer Yield:	4.153%

Coupon:	4.15%

Coupon Payment Dates:	March 15th and September 15th

First Coupon Payment Date:	September 15, 2009

Public Offering Price:	99.986%

Optional Redemption:	Callable at any time, in whole or in part, at a “make whole” premium of T+35 bps

CUSIP/ISIN:	842400 FM0 / US842400FM00

Joint Book-running Managers:

Banc of America Securities LLC (“Banc of America”)

Barclays Capital Inc. (“Barclays Capital”)

Morgan Stanley & Co. Incorporated (“Morgan Stanley”)

SunTrust Robinson Humphrey, Inc. (“SunTrust”)

UBS Securities LLC (“UBS”)

Wachovia Capital Markets, LLC (“Wachovia”)

Co-managers:	Blaylock Robert Van, LLC Cabrera Capital Markets, LLC Muriel Siebert & Co., Inc. The Williams Capital Croup, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 for Banc of America, by calling 1-888-227-2275 ext. 2663 for Barclays Capital, by calling 1-866-718-1649 for Morgan Stanley, by calling 1-800-685-4786 for SunTrust, by calling 1-877-827-6444 ext. 561-3884 for UBS or by calling 1-800-326-5897 for Wachovia.